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EXHIBIT 15

December 16, 2002

Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three-month and nine-month periods ended November 2, 2002 and November 3, 2001, as indicated in our report dated November 18, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 2, 2002, is incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988 and 333-51478 of Ross Stores, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ Deloitte & Touche LLP
San Francisco, California

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  EXHIBIT 15